Exhibit 10.1

FORM OF ADVISORY AGREEMENT
BY AND AMONG
JLL PROPERTY FINANCE TRUST,
PFT OPERATING PARTNERSHIP LP,
AND
LASALLE INVESTMENT MANAGEMENT, INC.

i

FORM OF ADVISORY AGREEMENT
THIS ADVISORY AGREEMENT (this “Agreement”), dated as of [     ], 202[ ] (the “Effective Date”), is by and among JLL Property Finance Trust, a Maryland statutory trust (the “Trust”), PFT Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), and LaSalle Investment Management, Inc., a Maryland corporation and registered investment adviser (“LaSalle”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.
W I T N E S S E T H
WHEREAS, subject to the Board’s sole and absolute discretion, the Trust intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;
WHEREAS, the Trust is the general partner of the Operating Partnership and intends to conduct all of its business and make all or substantially all investments through the Operating Partnership;
WHEREAS, the Trust and the Operating Partnership desire to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to LaSalle and to have LaSalle serve as their investment adviser and to undertake the other duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of trustees of the Trust (the “Board”), all as provided herein; and
WHEREAS, LaSalle is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:
1.Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
“Acquisition Expenses” shall mean any and all expenses incurred by the Trust, LaSalle or any of their respective Affiliates either in connection with the selection, evaluation, structuring, acquisition, origination, financing and development of any investments, whether or not acquired, including, without limitation, legal fees and expenses (including in-house counsel), travel and communications expenses, including attending and sponsoring industry conferences and events, meeting with consultants, finders, broker-dealers, investment banks and other sources of investments and developing and maintaining an investment pipeline, costs of appraisals, accounting fees and expenses and title insurance premiums and the costs of performing due diligence.
“Adjusted Capital” means cumulative net proceeds generated from sales of Common Shares (including proceeds from the distribution reinvestment plan) reduced for any

Distributions deemed to be a return of paid-in capital paid to such Shareholders and amounts paid to such Shareholders for share redemptions pursuant to the Redemption Program.
“Affiliate” shall have the meaning set forth in the Declaration of Trust.
“Affiliate Services Providers” shall have the meaning set forth in Section 11(b).
“Agreement” shall have the meaning set forth in the preamble of this Agreement.
“Board” shall have the meaning set forth in the recitals of this Agreement.
“Bylaws” shall mean the bylaws of the Trust, as amended from time to time.
“Cause” shall mean (a) with respect to the termination of this Agreement by the Trust, fraud, willful misconduct or willful or grossly negligent breach of fiduciary duty by LaSalle in connection with performing its duties hereunder or the uncured breach of a material provision of this Agreement by LaSalle after notice of such breach and a reasonable time to cure (to the extent that such breach is curable) or (b) with respect to the termination of this Agreement by LaSalle, uncured material breach by the Trust of this Agreement after notice of such breach and reasonable time to cure (to the extent that such breach is curable).
“CEA” shall mean the U.S. Commodity Exchange Act, as amended.
“Change of Control” shall mean any event (including, without limitation, issue, transfer or other disposition of Common Shares of the Trust or equity interests in the Operating Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Trust or the Operating Partnership representing greater than 50% of the combined voting power of the Trust’s or the Operating Partnership’s then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed offering of the Shares or equity interest in the Operating Partnership.
“Class D Common Shares” shall have the meaning set forth in the Declaration of Trust.
“Class E Common Shares” shall have the meaning set forth in the Declaration of Trust.
“Class I Common Shares” shall have the meaning set forth in the Declaration of Trust.
“Class S Common Shares” shall have the meaning set forth in the Declaration of Trust.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Shares” shall have the meaning set forth in the Declaration of Trust.
“Core Earnings” shall mean for the applicable 4-Quarter Performance Measurement Period, the net income (loss) attributable to Shareholders of Class D Common Shares, Class I

Common Shares, and Class S Common Shares, computed in accordance with GAAP, including realized gains (losses) not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the Performance Fee, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (v) one-time events pursuant to changes in GAAP and (vi) certain non-cash adjustments and certain material non-cash income or expense items, in each case, after discussions between LaSalle and the Independent Trustees and approved by a majority of the Independent Trustees.
“Declaration of Trust” shall mean the Amended and Restated Declaration of Trust of the Trust, dated as of [ ], 202[ ], as it may be amended, restated and/or supplemented from time to time.
“Distributions” shall mean any distributions, pursuant to Section 7.7 of the Declaration of Trust, by the Trust to owners of Common Shares, including distributions that may constitute a return of capital for federal income tax purposes.
“Effective Date” shall have the meaning set forth in the preamble of this Agreement.
“Effective Termination Date” shall have the meaning set forth in Section 14(b).
“Excess Amount” shall have the meaning set forth in Section 11(d).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America from time to time.
“Hurdle Rate” shall have the meaning set forth in Section 10(b).
“Independent Trustee” shall have the meaning set forth in the Declaration of Trust.
“Initial Private Wealth Closing” shall have the meaning set forth in the Declaration of Trust.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.
“Investment Guidelines” shall mean the investment guidelines adopted by the Board, as amended from time to time, pursuant to which LaSalle has discretion to acquire and dispose of investments for the Trust without the prior approval of the Board.
“LaSalle” shall have the meaning set forth in the preamble of this Agreement.
“LaSalle Expenses” shall have the meaning set forth in Section 11(a).

“Loan Fees” shall have the meaning set forth in Section 10(f).
“Management Fee” shall have the meaning set forth in Section 10(a).
“NAV” shall have the meaning set forth in the Declaration of Trust.
“Operating Partnership” shall have the meaning set forth in the preamble of this Agreement.
“Operating Partnership Agreement” shall mean the Limited Partnership Agreement of the Operating Partnership, as amended from time to time.
“Organization and Offering Expenses” shall have the meaning set forth in the Declaration of Trust.
“Other LaSalle Accounts” shall mean any investment funds, REITs, vehicles, separately managed accounts, products or other similar arrangements sponsored, advised or managed by LaSalle or its Affiliates, whether currently in existence or subsequently established, in each case, including any related successor funds, alternative investment vehicles, separately managed accounts, supplemental capital vehicles, surge funds, overflow funds, co-investment vehicles and other entities formed in connection with LaSalle side-by-side or additional general partner investments with respect thereto and excluding, for the avoidance of doubt, the Trust.
“Performance Fee” shall have the meaning set forth in Section 10(b).
“Person” shall mean an individual, corporation, business trust, estate, trust, partnership, joint venture, limited liability company or other legal entity.
“Redemption Program” shall have the meaning set forth in the Declaration of Trust.
“REIT” shall have the meaning set forth in the Declaration of Trust.
“Shares” shall have the meaning set forth in the Declaration of Trust.
“Shareholder” shall have the meaning set forth in the Declaration of Trust.
“Shareholder Servicing Fee” shall mean the shareholder servicing fee payable to soliciting dealers with respect to Shares, as applicable.
“Termination Date” shall mean the date of termination of this Agreement or expiration of this Agreement in the event this Agreement is not renewed for an additional term.
“Total Operating Expenses” shall mean all costs and expenses paid or incurred by the Trust, as determined under GAAP, that are in any way related to the operation of the Trust or its business, including the Management Fee, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer and registration of securities, (ii) interest payments and other financing costs, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid to LaSalle, including the Performance Fee, (vi) acquisition fees and expenses, (vii) real estate commissions on the sale of real property, and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgages or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).
“Trust” shall have the meaning set forth in the preamble of this Agreement.
“Trustees” shall have the meaning set forth in the Declaration of Trust.
“Upfront Selling Commissions” shall have the meaning set forth in the Declaration of Trust.
“Valuation Guidelines” shall mean the valuation guidelines of the Trust as have been adopted by the Board, as amended from time to time.
“2%/25% Guidelines” shall have the meaning set forth in Section 11(d).
“4-Quarter Performance Measurement Period” shall have the meaning set forth in Section 10(b).
2.Appointment. The Trust hereby appoints LaSalle to serve as its investment adviser on the terms and conditions set forth in this Agreement, and to undertake the other duties and responsibilities hereinafter set forth, and LaSalle hereby accepts such appointment. Except as otherwise provided in this Agreement, LaSalle hereby agrees to use its commercially reasonable efforts to perform the duties set forth herein, provided, that, the Trust pays LaSalle the fees set forth in Section 10 and reimburses LaSalle for costs and expenses in accordance with Section 11.
3.Duties of LaSalle. Subject to the oversight of the Board and the terms and conditions of this Agreement and the Investment Guidelines and consistent with the provisions of the Declaration of Trust, Bylaws and the Operating Partnership Agreement, LaSalle will have plenary authority with respect to the management of the business and affairs of the Trust and the Operating Partnership and will be responsible for implementing the investment strategy of the Trust and the Operating Partnership. LaSalle will perform (or cause to be performed through one or more of its Affiliates or third parties) such services and activities relating to the foregoing scope of authority as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:
(a)serving as an adviser to the Trust and the Operating Partnership;
(b)serving as an adviser to the Trust and the Operating Partnership with respect to the establishment and periodic review of the Investment Guidelines for the Trust’s and the Operating Partnership’s investments, financing activities and operations;

(c)managing the Trust’s and the Operating Partnership’s day-to-day operations;
(d)sourcing, evaluating and monitoring the Trust’s and the Operating Partnership’s investment opportunities and executing the acquisition, origination, management, financing and disposition of the Trust’s assets, in accordance with the Investment Guidelines and the Trust’s and the Operating Partnership’s investment policies, strategies, objectives and limitations, subject to oversight by the Board;
(e)with respect to prospective acquisitions, originations, purchases, sales, exchanges or other dispositions of investments, conducting negotiations on the Trust’s and the Operating Partnership’s behalf with borrowers, sellers, purchasers and other counterparties and, if applicable, their respective agents, advisers and representatives, and determining the structure and terms of such transactions;
(f)providing the Trust and the Operating Partnership with portfolio management and other related services;
(g)subject to oversight by the Board, providing to the Trust and the Operating Partnership operational services, including accounting and audit (including valuation support), account management, corporate secretarial, data management, information technology, finance and budget, human resources, legal, risk management, tax, research, capital markets, sustainability and other similar operational services;
(h)serving as an adviser to the Trust and the Operating Partnership with respect to decisions regarding any of the Trust’s or the Operating Partnership’s financings, hedging activities or borrowing, consistent with the Trust’s qualification as a REIT and with the Investment Guidelines, including (1) assisting the Trust and the Operating Partnership in developing criteria for financing that is specifically tailored to the Trust’s and the Operating Partnership’s investment objectives, (2) advising the Trust and the Operating Partnership with respect to obtaining appropriate financing for the investments (which, in accordance with applicable law and the terms and conditions of this Agreement and the Declaration of Trust, Bylaws and the Operating Partnership Agreement, as applicable, may include financing by LaSalle or its Affiliates) and (3) negotiating and entering into, on the Trust’s and the Operating Partnership’s behalf, financing arrangements (including one or more credit facilities or securitizations), repurchase agreements, interest rate or currency swap agreements, hedging arrangements, foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Trust’s and the Operating Partnership’s activities;
(i)engaging and supervising, on the Trust’s and the Operating Partnership’s behalf and at the Trust’s and the Operating Partnership’s expense, independent contractors, advisers, consultants, attorneys, accountants, administrators, auditors, appraisers, independent valuation agents, escrow agents and other service providers (which may include Affiliates of LaSalle) that provide various services with respect to the Trust and the Operating Partnership, including, without limitation, accounting, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including custody and transfer agent and registrar services) as may be required by the Trust’s and the Operating Partnership’s activities or investments (or potential investments);
(j)communicating on the Trust’s and the Operating Partnership’s behalf with the holders of any of the Trust’s and the Operating Partnership’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
(k)advising the Trust and the Operating Partnership in connection with policy decisions to be made by the Board;
(l)providing the daily management of the Trust and the Operating Partnership, including performing and supervising the various administrative functions reasonably necessary for the management of the Trust and the Operating Partnership;
(m)engaging one or more sub-advisors with respect to the management of the Trust and the Operating Partnership, including, where appropriate, Affiliates of LaSalle;
(n)investing and reinvesting any moneys and securities of the Trust and the Operating Partnership (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or Distributions to the Shareholders) and advising the Trust and the Operating Partnership as to their capital structure and capital raising;
(o)determining valuations for the assets and liabilities of the Trust and the Operating Partnership and supervising the calculation of, as of the last day of each month, the NAV per Common Share in accordance with the Valuation Guidelines, and in connection therewith, obtaining appraisals performed by a third-party appraisal firm or valuation adviser, as needed, or conducting fair valuation determinations concerning the value of the Trust’s and the Operating Partnership’s assets and liabilities;
(p)providing input in connection with the appraisals and/or valuation reports of the Trust’s and the Operating Partnership’s investments, as needed;
(q)monitoring the Trust’s and the Operating Partnership’s investments for events that may be expected to have a material impact on the most recent estimated values;
(r)monitoring each appraiser’s and/or valuation adviser’s valuation process to ensure that it complies with the Valuation Guidelines;
(s)delivering to, or maintaining on behalf of, the Trust and the Operating Partnership copies of appraisals and/or valuation reports obtained in connection with its investments, if any;

(t)in the event that the Trust or the Operating Partnership is a commodity pool under the CEA, acting as the Trust’s and the Operating Partnership’s commodity pool operator for the period and on the terms and conditions set forth in this Agreement, including, for the avoidance of doubt, the authority to make any filings, submissions or registrations (including for exemptive or “no action” relief) to the extent required or desirable under the CEA (and, to the extent necessary, the Trust and the Operating Partnership hereby appoint LaSalle to act in such capacity and LaSalle accepts such appointment and agrees to be responsible for such services);
(u)placing, or arranging for the placement of, orders of investments pursuant to LaSalle’s investment determinations for the Trust and the Operating Partnership either directly with the issuer or with a broker or dealer (including any Affiliated broker or dealer);
(v)making from time to time, or at any time reasonably requested by the Board, reports to the Board of its performance of services to the Trust and the Operating Partnership under this Agreement, including reports with respect to conflicts of interest involving LaSalle or any of its Affiliates and the Trust and the Operating Partnership;
(w)subject to Section 7(ii), advising the Trust regarding the Trust’s ability to elect REIT status, and thereafter the Trust’s ability to maintain its status as a REIT, and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the regulations promulgated thereunder;
(x)taking all necessary actions to enable the Trust to make required tax filings and reports, including soliciting Shareholders for required information to the extent provided by the REIT provisions of the Code;
(y)assisting the Trust in maintaining the registration of the Shares under federal and state securities laws, as applicable, with respect to any offering and complying with all federal, state and local regulatory requirements applicable to the Trust with respect to any offering and the Trust’s business activities (including the Sarbanes-Oxley Act of 2002, as amended), including, with respect to any offering, preparing or causing to be prepared all supplements to the Trust’s offering documents and financial statements and all reports and documents, if any, required under the Securities Act of 1933, as amended, and the Exchange Act;
(z)handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Trust and the Operating Partnership may be involved or to which the Trust and the Operating Partnership may be subject, arising out of the Trust’s or the Operating Partnership’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board; and
(aa)performing such other services from time to time in connection with the management of the Trust’s investment activities as the Board shall reasonably request and/or LaSalle shall deem appropriate under the particular circumstances.
4.Authority of LaSalle.

(a)Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Trust, the Board (by virtue of its approval of this Agreement and authorization of the execution hereof by the officers of the Trust) hereby delegates to LaSalle the authority to take, or cause to be taken, any and all actions and to execute and deliver any and all agreements, certificates, assignments, instruments or other documents (including loan or financing documentation) and to do any and all things that, in the judgment of LaSalle, may be necessary or advisable in connection with LaSalle’s duties described in Section 3, including the making of any investment that fits within the Investment Guidelines and objectives, policies and limitations of the Trust and within the discretionary limits and authority as granted to LaSalle from time to time by the Board.
(b)Notwithstanding the foregoing, any investment that does not fit within the Investment Guidelines will require the prior approval of the Board or any duly authorized committee of the Board, as the case may be. For the avoidance of doubt, except as otherwise set forth herein, in the Investment Guidelines or in the Declaration of Trust, any investment that fits within the Investment Guidelines may be made by LaSalle on the Trust’s and the Operating Partnership’s behalf without the prior approval of the Board, any duly authorized committee of the Board or any other Person.
(c)In accordance with the Declaration of Trust, following the Initial Private Wealth Closing, the prior approval of a majority of the Trustees (including a majority of the Independent Trustees, to the extent the Board includes at least one Independent Trustee at such time) not otherwise interested in the transaction will be required for each transaction to which LaSalle or its Affiliates is a party (other than those specifically contemplated by this Agreement).
(d)The Board will review the Investment Guidelines periodically, in its discretion, and may, at any time upon the giving of notice to LaSalle, amend the Investment Guidelines; provided, however, that such amendment shall be effective upon receipt by LaSalle or such later date as is specified by the Board and included in the notice provided to LaSalle and such amendment shall not be applicable to investment transactions to which LaSalle has committed the Trust and the Operating Partnership prior to the date of receipt by LaSalle of such notification, or if later, the effective date of such amendment specified by the Board.
(e)LaSalle may retain, for and on behalf, and at the sole cost and expense, of the Trust and the Operating Partnership, such services as LaSalle deems necessary or advisable in connection with the management and operations of the Trust, which may include LaSalle or its Affiliates or unaffiliated third parties; provided, that, following the Initial Private Wealth Closing, any such services may only be provided by LaSalle or its Affiliates to the extent such services are approved by a majority of the Trustees (including a majority of the Independent Trustees, to the extent the Board includes at least one Independent Trustee at such time) not otherwise interested in such transactions as being fair and reasonable to the Trust and on terms and conditions not less favorable to the Trust than those available from non-Affiliated third parties. For the avoidance of doubt, no additional approvals shall be required in connection with any services provided by LaSalle or its Affiliates that are specifically contemplated by this

Agreement and for which it will be paid and reimbursed in accordance with Section 10 and Section 11. In performing its duties under Section 3, LaSalle shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by LaSalle at the Trust’s sole cost and expense.
5.Bank Accounts. LaSalle may establish and maintain one or more bank accounts in the name of the Trust and the Operating Partnership and any subsidiary thereof and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Trust and the Operating Partnership, consistent with LaSalle’s authority under this Agreement, provided, that, no funds shall be commingled with the funds of LaSalle; and LaSalle shall from time to time render, upon request by the Board, its audit committee or the auditors of the Trust, appropriate accountings of such collections and payments to the Board, its audit committee and the auditors of the Trust, as applicable.
6.Records; Access. LaSalle shall maintain, or shall cause to be maintained, appropriate records of its activities hereunder and make such records, or shall cause such records to be made, available for inspection by the Board and by counsel, auditors and authorized agents of the Trust, at any time or from time to time during normal business hours. LaSalle shall at all reasonable times have access to the books and records of the Trust and the Operating Partnership.
7.Limitations on Activities. LaSalle shall refrain from knowingly taking any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Trust as a REIT under the Code or require the Trust or the Operating Partnership to register as an investment company under the Investment Company Act, or (iii) would materially violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Trust or the Operating Partnership or of any exchange on which the securities of the Trust or the Operating Partnership may be listed or that would otherwise not be permitted by the Declaration of Trust, Bylaws or Operating Partnership Agreement. If LaSalle is ordered to take any action by the Board, LaSalle shall notify the Board if it is LaSalle’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Declaration of Trust, Bylaws or the Operating Partnership Agreement. Notwithstanding the foregoing, neither LaSalle nor any of its Affiliates shall be liable to the Trust, the Operating Partnership, the Board, or the Shareholders for any act or omission by LaSalle or any of its Affiliates, except as provided in Section 19 of this Agreement.
8.Other Activities of LaSalle.
(a)Nothing in this Agreement shall (i) prevent LaSalle or any of its Affiliates, officers, trustees or employees from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person are similar to those of the Trust, including, without limitation, the sponsoring, closing, advising and/or managing of any Other LaSalle Accounts, (ii) in any way bind or restrict LaSalle or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others (including Other LaSalle Accounts) for whom LaSalle or any of its Affiliates, officers, directors or employees may be acting, or (iii) prevent LaSalle or any of its Affiliates, officers, directors or employees from receiving fees or other compensation or profits from such activities described in this Section 8(a) which shall be for the sole benefit of LaSalle (and/or its Affiliates, officers, directors or employees). While information and recommendations supplied to the Trust shall, in LaSalle’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Trust, such information and recommendations may be different in certain material respects from the information and recommendations supplied by LaSalle or any Affiliate of LaSalle to others (including, for greater certainty, the Other LaSalle Accounts and their investors, as described more fully in Section 8(b)).
(b)LaSalle and the Trust acknowledge and agree that notwithstanding any other provision to the contrary contained herein, (i) LaSalle and its Affiliates sponsor, advise and/or manage Other LaSalle Accounts and may in the future sponsor, advise and/or manage additional Other LaSalle Accounts and (ii) with respect to Other LaSalle Accounts with investment objectives or guidelines that overlap with the Trust, LaSalle and its Affiliates will allocate investment opportunities between the Trust and such Other LaSalle Accounts in accordance with LaSalle’s prevailing policies and procedures on a basis that LaSalle and its Affiliates determine to be reasonable in their sole discretion, and there may be circumstances where investments that are consistent with the Investment Guidelines may be shared with or allocated to one or more Other LaSalle Accounts (in lieu of the Trust) in accordance with LaSalle’s prevailing policies and procedures.
(c)In connection with the services of LaSalle hereunder, the Trust and the Board acknowledge and agree that (i) as part of LaSalle’s regular businesses, personnel of LaSalle and its Affiliates will devote a substantial amount of their working time and resources to projects and matters other than the Trust (including with respect to one or more Other LaSalle Accounts), and that conflicts may arise with respect to the allocation of personnel between the Trust and one or more Other LaSalle Accounts and/or LaSalle and such other Affiliates, (ii) unless prohibited by the Declaration of Trust, Other LaSalle Accounts may invest, from time to time, in investments in which the Trust also invests (including at a different level of an issuer’s capital structure (e.g., an investment by an Other LaSalle Account in equity interests in the same issuer to which the Trust has made a mortgage loan)) and while LaSalle will seek to resolve any such conflicts in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other LaSalle Accounts generally (as outlined in LaSalle’s Form ADV), such transactions are not required to be presented to the Board or any committee thereof for approval (unless otherwise required by Section 8(d), the Declaration of Trust or the Investment Guidelines), and there can be no assurance that any conflicts will be resolved in the Trust’s favor, (iii) in addition to the compensation paid to LaSalle pursuant to Section 10 hereof and the reimbursement paid to LaSalle pursuant to Section 11 hereof, the Trust may pay additional amounts to LaSalle for services to the extent they are approved in accordance with Section 4(e), (iv) LaSalle and its Affiliates may from time to time receive fees from entities in which the Trust holds an investment or other issuers for providing services, including with respect to Other LaSalle

Accounts and such entities, and while such fees may give rise to conflicts of interest, the Trust will not receive the benefit of any such fees, and (v) the terms and conditions of the governing agreements of such Other LaSalle Accounts (including with respect to the economic, reporting, and other rights afforded to investors in such Other LaSalle Accounts) are materially different from the terms and conditions applicable to the Trust and the Shareholders, and neither the Trust nor the Shareholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such Other LaSalle Accounts as a result of an investment in the Trust or otherwise. LaSalle shall keep the Board reasonably informed on a periodic basis in connection with the foregoing, to the extent employees of LaSalle that provide services to the Trust have knowledge thereof.
(d)Without limiting the prohibition set forth in Section 4(c), following the Initial Private Wealth Closing, LaSalle is not permitted to consummate on the Trust’s behalf any transaction that involves (i) the sale of any investment to or (ii) the acquisition of any investment from LaSalle, any Other LaSalle Account or any of their Affiliates, unless such transaction is approved by a majority of the Trustees, including a majority of the Independent Trustees, to the extent the Board includes at least one Independent Trustee at such time, not otherwise interested in such transaction, as being fair and reasonable to the Trust in accordance with the Declaration of Trust. For the avoidance of doubt, an independent valuation agent engaged by the Trust may approve transactions under this Section 8(d) that may be deemed pursuant to Section 206(3) of the Investment Advisers Act of 1940, as amended, and the regulations promulgated thereunder (the “Advisers Act”), to be principal transactions in which the Trust is acting as a principal. LaSalle will seek to resolve any conflicts of interest in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other LaSalle Accounts generally (as outlined in LaSalle’s Form ADV), but only those transactions set forth in this Section 8(d) will be expressly required to be presented for approval to the Independent Trustees or any committee thereof (unless otherwise required by the Declaration of Trust or the Investment Guidelines).
(e)For the avoidance of doubt, it is understood that neither the Trust nor the Board has the authority to determine the salary, bonus or any other compensation paid by LaSalle to any director, officer, member, partner, employee, or shareholder of LaSalle or its Affiliates, including any person who is also a Trustee, officer or employee of the Trust or any person who provides services to the Trust for which LaSalle or its Affiliates are reimbursed pursuant to Section 11.
(f)In connection with the services of LaSalle hereunder, the Trust acknowledges and agrees that it has carefully reviewed and understood fully the information contained in LaSalle’s Form ADV. The Trust further acknowledges and agrees that LaSalle and any of its Affiliates may engage in any of and all the activities of the type or character described or contemplated in this Agreement or described in LaSalle’s Form ADV, whether or not such activities have had or could have an adverse effect on the affairs of the Trust or any Affiliate of the Trust or its investments and that, subject to the indemnification provisions of Section 19, no such activity, nor the receipt of compensation or other consideration in connection therewith, will in and of itself result in liability to LaSalle or any of its Affiliates or constitute a breach of any duty owed by LaSalle to the Trust or any Affiliate of the Trust. The Trust consents, by agreeing to be bound by this Agreement, to the risk factors and conflicts of interest to which LaSalle and its Affiliates are subject in the operation of the Trust as outlined in LaSalle’s Form ADV. The Trust covenants not to object to or bring any proceeding against LaSalle or any of its Affiliates relating to any such risks or conflicts of interest; provided, that (x) the Persons in question have complied with the standard of liability set forth in Section 19 and (y) the provisions of this Section 8(f) shall not be construed so as to relieve (or attempt to relieve) LaSalle or any of its Affiliates of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate such provisions to the maximum extent permitted by law.
9.Relationship with Trustees and Officers. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Trust as a REIT, directors, managers, officers and employees of LaSalle or an Affiliate of LaSalle or any corporate parent of an Affiliate, may serve as a Trustee or officer of the Trust, except that no director, officer or employee of LaSalle or its Affiliates who also is a Trustee or officer of the Trust shall receive any compensation from the Trust for serving as a Trustee or officer of the Trust (but solely in respect of their services as officers of the Trust) other than (a) reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board or (b) as otherwise approved by the Board, including a majority of the Independent Trustees, and no such Trustee shall be deemed an Independent Trustee for purposes of satisfying the Trustee independence requirement set forth in the Declaration of Trust. Following the Initial Private Wealth Closing, and for so long as this Agreement is in effect, (i) LaSalle shall have the right to designate two Trustees to the Board, and (ii) the Board shall consult with LaSalle in connection with the filling of any vacancy on the Board (other than in connection with a removal by Shareholders in accordance with the Declaration of Trust).
10.Compensation.
(a)In consideration for services rendered pursuant to the terms of this Agreement, the Trust will pay LaSalle a management fee (the “Management Fee”) equal to 1.25% of NAV for the Class S Common Shares, the Class D Common Shares and the Class I Common Shares, in each case, per annum, payable monthly in arrears, before giving effect to any accruals for the Management Fee, the Shareholder Servicing Fee, the Performance Fee or any Distributions. For the avoidance of doubt, no Management Fee shall be paid on the Class E Common Shares.
(b)In addition to the Management Fee, the Trust shall pay LaSalle a performance fee (the “Performance Fee”), which is calculated and payable quarterly in arrears in an amount, not less than zero, equal to 12.5% with respect to Class S Common Shares, Class D Common Shares and Class I Common Shares of the Trust’s cumulative Core Earnings for the immediately preceding four calendar quarters, or such shorter period until the Trust has operated for four calendar quarters (each such period, a “4-Quarter Performance Measurement Period”), subject to the annualized hurdle rate, expressed as a rate of return on average Adjusted Capital (the “Hurdle Rate”), minus the sum of any Performance Fees paid to LaSalle with respect to

Core Earnings earned in the applicable 4-Quarter Performance Measurement Period. The Hurdle Rate shall be equal to 1.25% per calendar quarter, or 5.0% on an annualized basis, with respect to Class S Common Shares, Class D Common Shares and Class I Common Shares. For the avoidance of doubt, LaSalle shall not earn the Performance Fee for any calendar quarter until the Trust’s Core Earnings for the applicable 4-Quarter Performance Measurement Period exceed the Hurdle Rate. Once the Trust’s Core Earnings for the applicable 4-Quarter Performance Measurement Period exceed the Hurdle Rate, solely with respect to Class S Common Shares, Class D Common Shares and Class I Common Shares, LaSalle shall be entitled to a “catch-up” fee equal to 100% of the amount of Core Earnings in excess of the Hurdle Rate, until the Trust’s Core Earnings for the applicable 4-Quarter Performance Measurement Period as a percentage of the Adjusted Capital for such quarter is equal to the Hurdle Rate divided by 0.875 (or 1 minus 0.125) for the applicable 4-Quarter Performance Measurement Period. LaSalle shall not be obligated to return any portion of any Performance Fee paid based on the Trust’s subsequent performance.
(c)The Management Fee and/or the Performance Fee may be paid, at LaSalle’s election, in cash or cash equivalent aggregate NAV amounts of Class E Common Shares, or any combination thereof. If LaSalle elects to receive any portion of the Management Fee or Performance Fee in Class E Common Shares, LaSalle or any subsequent transferee thereof may elect to have the Trust redeem such Class E Common Shares from LaSalle or such transferee at a later date at a redemption price per Class E Common Share equal to the then applicable NAV per Class E Common Share. Class E Common Shares obtained by LaSalle will not be subject to the Redemption Program, including the redemption limits or any early redemption deduction.
(d)In the event this Agreement is terminated or its term expires without renewal, LaSalle will be entitled to receive each of its prorated Management Fee and Performance Fee through the date of termination. Such proration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.
(e)In the event the Trust commences a liquidation of its investments during any calendar year, the Trust will pay LaSalle the Management Fee and the Performance Fee from the proceeds of the liquidation.
(f)In connection with the origination of certain investments, borrowers may pay loan origination fees, extension fees, exit fees, prepayment fees, loan assumption fees and other similar fees to the lender or its Affiliate (collectively, “Loan Fees”). 50% of such Loan Fees will be retained by LaSalle, or an Affiliate thereof, and 50% of such Loan Fees will be retained by the Trust, for the benefit of the Trust.
11.Expenses.
(a)Subject to Sections 4(e), 8(c) and 11(b), the Trust shall not bear any general expenses of LaSalle other than any costs or expenses described in Section 11(b) (collectively, “LaSalle Expenses”).

(b)In addition to the compensation paid to LaSalle pursuant to Section 10 hereof, the Trust shall pay directly or reimburse LaSalle for all of the expenses paid or incurred by LaSalle in connection with the services it provides to the Trust pursuant to this Agreement. LaSalle shall determine in its reasonable discretion whether expenses reimbursable to LaSalle pursuant to this Section 11 have been incurred in connection with the services LaSalle provides to the Trust. The expenses that shall be paid directly or reimbursed by the Trust shall include, but shall not be limited to, all fees, costs, charges, expenses, liabilities and obligations, together with taxes thereon (collectively referred to as “costs” hereinafter in this Section 11(b)) relating to the Trust and/or its activities, business, and actual or potential investments (including those which do not proceed), including, without limitation, all costs relating to, attributable to or incurred in connection with or in respect of the following matters (for the avoidance of doubt, any mention in this definition of the term “including” shall mean “including, without limitation”):
(i)Organization and Offering Expenses;
(ii)Acquisition Expenses;
(iii)fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, origination, settling, disposition and financing of the Trust’s investments (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, reverse breakup and termination fees, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, originating, settling, monitoring or disposing of actual or potential investments;
(iv)the actual cost of goods and services used by the Trust and obtained from either Affiliates of LaSalle or Persons not Affiliated with LaSalle, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the origination, acquisition and/or sale of investments;
(v)all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, data or technology services and other non investment advisory services rendered to the Trust by LaSalle or its Affiliates in compliance with Section 4(e) including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans and insurance with respect to all personnel of LaSalle other than those who provide investment advisory services to the Trust or serve as executive officers of the Trust, as described above;
(vi)expenses of acquiring, originating, managing, improving, developing, operating, selling and disposing the Trust’s investments, whether payable to an Affiliate of LaSalle or a non-Affiliated Person, including loan servicing, loan syndication, special servicing, and loan agency services;
(vii)the compensation and expenses of the Trustees (excluding those trustees who are directors, officers or employees of LaSalle) and the cost of liability insurance to indemnify the Trustees and officers and expenses incurred in connection with preparation of materials for meetings of the Board and its committees as well as subsequent compensation and expenses incurred in relation to such meetings of the Board and its committees;
(viii)interest and fees and expenses arising out of borrowings made by the Trust, including, but not limited to, costs associated with the establishment and maintenance of any of the Trust’s credit facilities, other financing arrangements, or other indebtedness of the Trust (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Trust’s securities offerings, whether or not any facilities arrangements or indebtedness are implemented or such securities are offered, and any indebtedness of, or guarantees, letters of credit or similar credit support provided by, LaSalle or any of its Affiliates on behalf of the Trust, the Operating Partnership or any of their respective subsidiaries, including principal, interest and other costs with respect thereto and the costs of evaluating, negotiating, putting in place, amending or modifying any of the foregoing;
(ix)expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Trust to the Shareholders;
(x)expenses of organizing, redomesticating, merging, liquidating or dissolving the Trust or of amending the Declaration of Trust, the Bylaws or governing documents of the Operating Partnership or of any subsidiaries of the Trust;
(xi)expenses incurred in connection with the formation, organization and continuation of any corporation, partnership, joint venture or other entity through which the Trust’s investments are made or in which any such entity invests;
(xii)expenses of providing services for and maintaining communications with Shareholders, including the cost of updating offering materials and the preparation, printing, and mailing annual reports and other Shareholder reports, proxy statements and other reports required by governmental entities;
(xiii)expenses connected with communications to holders of the Trust’s securities or securities of any subsidiary of the Trust and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Trust to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Trust’s securities on any exchange, the fees payable by the Trust to any such exchange in connection with its listing, costs of preparing, printing and mailing the Trust’s annual report to the Shareholders and proxy materials, if any, with respect to any meeting of the Shareholders and any other reports or related statements;
(xiv)the Trust’s allocable share of costs associated with technology related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third party vendors or Affiliates of LaSalle, technology service providers and related software/hardware utilized in connection with the Trust’s investment and operational activities;
(xv)the Trust’s allocable share of expenses incurred by managers, officers, personnel and agents of LaSalle for travel (including air travel, car or ride sharing services, other modes of transportation, meals, lodging and entertainment) on the Trust’s behalf and other out of pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment;
(xvi)expenses relating to compliance matters and regulatory filings relating to the Trust’s activities (including, without limitation, expenses relating to the preparation and filing of Form PF, Form ADV, reports to be filed with the U.S. Commodity Futures Trading Commission, reports, disclosures, and/or other regulatory filings of LaSalle and its Affiliates relating to the Trust’s activities (including the Trust’s pro rata share of the costs of LaSalle and its Affiliates of regulatory expenses that relate to the Trust and Other LaSalle Accounts));
(xvii)the costs of any actual, threatened or anticipated litigation mediation, arbitration, governmental inquiry, investigation or other dispute resolution process involving the Trust or its assets, including the costs of discovery related thereto, and the amount of any judgments or settlements paid in connection therewith, trustees and officers liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Trust;
(xviii)all taxes and statutory, regulatory or license fees or other governmental charges;
(xix)all insurance costs incurred in connection with the operation of the Trust’s business except for the costs attributable to the insurance that LaSalle elects to carry for itself and its personnel;

(xx)expenses incurred in connection with maintaining the status of the Trust as a REIT or the payments of interest, dividends or Distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Trust’s securities, including, without limitation, in connection with any distribution reinvestment plan;
(xxi)any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Trust, or against any Trustee or officer of the Trust in his or her capacity as such for which the Trust is required to indemnify such Trustee or officer by any court or governmental agency;
(xxii)expenses incurred in connection with the formation, organization, continuation, liquidation and/or restructuring of any corporation, partnership, joint venture or other entity through which the Trust’s investments are made or in which any such entity invests; and
(xxiii)expenses incurred related to industry association memberships or attending industry conferences on behalf of the Trust.
(c)LaSalle may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to constitute a waiver of reimbursement for similar expenses in future periods.
(d)Notwithstanding the foregoing, the Trust may reimburse LaSalle, at the end of each fiscal quarter, for Total Operating Expenses paid by LaSalle; provided, however, that commencing upon the earlier to occur of four fiscal quarters after (i) the Trust’s acquisition of its first asset or (ii) the Initial Private Wealth Closing, the Trust shall not reimburse LaSalle at the end of any fiscal quarter for Total Operating Expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of the Trust’s average invested assets or 25% of net income (the “2%/25% Guidelines”) for such four fiscal quarters. A majority of the Independent Trustees may, in their discretion, approve the reimbursement of amounts that exceed the 2%/25% Guidelines if they find that a higher level of expenses (an “Excess Amount”) is justified (for example, based on such unusual and non-recurring factors). Any such finding and the reasons in support thereof shall be reflected in the minutes of the meetings of the Board. In the event that the Independent Trustees do not determine that such Excess Amount is justified, LaSalle shall pay the Trust the amount by which the expenses exceeded the 2%/25% Guidelines; provided, that, to the extent Total Operating Expenses are less than the amount permitted by the 2%/25% Guidelines in a subsequent quarter following a quarter in which LaSalle paid an Excess Amount in a previous quarter, LaSalle may be reimbursed for such Excess Amount so long as consistent with the 2%/25% Guidelines in the applicable quarter in which such payment is made by the Trust.
(e)Any reimbursement payments owed by the Trust to LaSalle may be offset by LaSalle against amounts due to the Trust from LaSalle (if applicable). Cost and expense reimbursement to LaSalle shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Trust.

(f)Notwithstanding the foregoing, LaSalle shall pay for all Organization and Offering Expenses (other than Upfront Selling Commissions and Shareholder Servicing Fees) and certain of the costs and expenses of the Trust contemplated by Section 11(b) and subject to the limitations therein, incurred prior to the first anniversary of the Initial Private Wealth Closing. All such advanced expenses paid by LaSalle pursuant to this Section 11(f) shall be reimbursed by the Trust to LaSalle in sixty (60) equal monthly installments commencing on the first anniversary of the Initial Private Wealth Closing.
12.Other Services. Should the Board request that LaSalle or any director, manager, officer or employee thereof render services for the Trust or the Operating Partnership other than set forth in Section 3, such services shall be approved in accordance with Section 4(e) and separately compensated at such rates and in such amounts as are agreed by LaSalle and the Independent Trustees, to the extent the Board includes at least one Independent Trustee at such time, subject to the limitations contained in the Declaration of Trust, and shall not be deemed to be services pursuant to the terms of this Agreement.
13.No Joint Venture. The Trust and the Operating Partnership, on the one hand, and LaSalle, on the other, are not partners or joint venturers with each other, including for U.S. federal income tax purposes, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
14.Term.
(a)This Agreement shall continue in effect for two years from the Effective Date, and will continue automatically for an unlimited number of successive two-year renewal periods thereafter unless (i) at least two-thirds of the Independent Trustees agree not to renew it in accordance with Section 14(b) or (ii) otherwise terminated in accordance with Section 15.
(b)Without penalty or fee, the Trust may elect not to renew this Agreement upon the expiration of the initial two-year term (or any subsequent renewal term) upon one hundred eighty (180) days’ prior written notice to LaSalle (the “Termination Notice”), but only if at least two-thirds of the Independent Trustees agree that (i) there has been unsatisfactory performance by LaSalle that is materially detrimental to the Trust or (ii) the compensation payable to LaSalle under this Agreement is unfair; provided that the Trust does not have the right to terminate this Agreement under this clause (ii) if LaSalle agrees to continue to provide the services under this Agreement at a reduced fee equal to the compensation that the Independent Trustees determine to be consistent with current market level compensation rates for comparable work and fair in accordance with this Section 14(b); provided, further, that for purposes of this Section 14(b), “compensation” shall mean the Management Fee and Performance Fee only and shall not include any reimbursements paid or payable to LaSalle. If the Trust issues the Termination Notice, the Trust shall be obligated to specify the reason for nonrenewal in the Termination Notice and, in the event that such Termination Notice states that it is given because the Trust determined that the compensation payable to LaSalle is unfair, LaSalle shall have the right to renegotiate such compensation by delivering to the Trust, no fewer than sixty (60) days prior to the prospective last day of the initial term (or any subsequent renewal term) (the “Effective Termination Date”), written notice (any such notice, a “Notice of Proposal to

Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Trust (represented by the Independent Trustees) and LaSalle shall endeavor to negotiate in good faith the revised compensation payable to LaSalle under this Agreement, and if LaSalle and at least two-thirds of the Independent Trustees agree to terms of revised compensation to be payable to LaSalle or if LaSalle agrees to continue to provide the services under this Agreement at the reduced fee as set forth in clause (ii) above within sixty (60) days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that, beginning on the date following the Effective Termination Date originally set forth in the Termination Notice, the compensation payable to LaSalle hereunder will be the revised compensation then agreed upon by LaSalle and the Independent Trustees or the amount set forth in clause (ii) above, as applicable. In the event that the Trust and LaSalle are unable to agree to the terms of the revised compensation to be payable to LaSalle during such sixty (60)-day period, this Agreement shall terminate, and such termination shall be effective on the date which is the later of (A) ten (10) days following the end of such sixty (60)-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.
15.Termination by the Parties. This Agreement may be terminated (i) at the option of LaSalle, (a) immediately for Cause or upon a Change of Control of the Trust or (b) upon written notice by LaSalle to the Trust of its intention to decline to renew this Agreement; provided, that such written notice shall be delivered no later than one hundred eighty (180) days prior to the expiration of the initial two-year term (or any subsequent renewal term), and (ii) at the option of the Trust, immediately for Cause or upon the bankruptcy of LaSalle. The provisions of Sections 16 through 21 survive termination of this Agreement.
16.Assignment to an Affiliate. Except as set forth herein, LaSalle shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement to any Persons other than an Affiliate without the approval of a majority of the Trustees (including, following the Initial Private Wealth Closing, a majority of the Independent Trustees, to the extent the Board includes at least one Independent Trustee at such time). Notwithstanding the foregoing, LaSalle may assign any rights to receive fees or other payments under this Agreement to any Person, including lenders, investment banks and other financing sources, without obtaining the consent of the Board. This Agreement shall not be assigned by the Trust or the Operating Partnership without the approval of LaSalle, except in the case of an assignment by the Trust or the Operating Partnership to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Trust or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Trust or the Operating Partnership is bound by this Agreement. This Agreement shall be binding on successors to the Trust or the Operating Partnership resulting from a Change of Control or sale of all or substantially all the assets of the Trust or the Operating Partnership, and shall likewise be binding on any successor to LaSalle.
17.Payments to and Duties of LaSalle Upon Termination. After the Termination Date, LaSalle shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Trust or the Operating Partnership within thirty (30) days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to LaSalle prior to termination of this Agreement.
(a)LaSalle shall promptly upon termination:
(i)pay over to the Trust and the Operating Partnership all money collected and held for the account of the Trust and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(ii)deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
(iii)deliver to the Board all assets, including all investments, and documents of the Trust and the Operating Partnership then in the custody of LaSalle; and
(iv)cooperate with, and take all reasonable actions requested by, the Trust, the Operating Partnership and the Board in making an orderly transition of the advisory function.
18.Indemnification by the Trust and the Operating Partnership. The Trust and the Operating Partnership shall indemnify and hold harmless LaSalle and its Affiliates, including their respective officers, managers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the fullest extent possible without such indemnification being inconsistent with the laws of the State of Maryland or the Declaration of Trust.
19.Indemnification by LaSalle. LaSalle shall indemnify and hold harmless the Trust and the Operating Partnership from contract or other liability, claims, damages or losses and related expenses, including attorneys’ fees (collectively, “Losses”), to the extent that (i) Losses are not fully reimbursed by insurance and (ii) are either (a) incurred by reason of LaSalle’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or (b) arise from an anticipated, threatened, or known claim concerning or relating to use of the name or term “LaSalle”; provided, however, that LaSalle shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by LaSalle.
20.Non-Solicitation. During the term of this Agreement and for two (2) years after the Termination Date, the Trust shall not, without the consent of LaSalle, employ or otherwise retain any employee of LaSalle or any of its Affiliates or any person who has been employed by LaSalle or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Trust. The Trust acknowledges and agrees that, in addition to any damages, LaSalle may be entitled to equitable relief for any violation of this Section 20 by the Trust, including, without limitation, injunctive relief.
21.Miscellaneous.
(a)Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Declaration of Trust, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier, by registered or certified mail or by electronic mail using the contact information set forth herein:

The Trust:	JLL Property Finance Trust
333 West Wacker Drive
Chicago, IL 60606
Attention: David Doherty
Email: david.doherty@lasalle.com

with a required copy to:	Simpson Thacher & Bartlett LLP
900 G Street NW
Washington, D.C. 20001
Attention: Daniel B. Honeycutt
Email: daniel.honeycutt@stblaw.com

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Benjamin Wells
Email: bwells@stblaw.com

LaSalle:	LaSalle Investment Management, Inc.
333 West Wacker Drive
Chicago, IL 60606
Attention: Gordon Repp
Email: gordon.repp@lasalle.com

with a required copy to:	Simpson Thacher & Bartlett LLP
900 G Street NW
Washington, D.C. 20001
Attention: Daniel B. Honeycutt

Email: daniel.honeycutt@stblaw.com

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 21(a).
(b)Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.
(c)Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
(d)Governing Law; Exclusive Jurisdiction; Jury Trial. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, New York for purposes of any suit, action or other proceeding arising from this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(e)Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
(f)Indulgences, No Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g)Gender; Number; Construction. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The word “including” when used herein shall be deemed and construed to be immediately followed by the words “without limitation.”
(h)Headings. The titles and headings of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
(i)Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), or other transmission method. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

JLL Property Finance Trust

By:
Name:	David Doherty
Title:	Trustee

PFT Operating Partnership LP

By:	JLL Property Finance Trust, its General Partner

By:
Name:	David Doherty
Title:	Trustee

LaSalle Investment Management, Inc.

By:
Name:	Gordon Repp
Title:	Authorized Officer
[Signature page to the Advisory Agreement]